EXHIBIT 99.2

Philip Morris International Inc.
2016 First-Quarter Results Conference Call
April 19, 2016

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2016 first-quarter results. You may access the release on our website at www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, we will be talking about results for the first quarter of 2016 and comparing them to the same period in 2015, unless otherwise stated.

A glossary of terms, adjustments and other calculations, as well as reconciliations to U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

As announced this morning, we are raising our 2016 reported diluted EPS guidance by 15 cents to a range of $4.40 to $4.50, at prevailing exchange rates. The revision is driven solely by currency.

Our guidance therefore now includes 45 cents of unfavorable currency and continues to represent a growth rate, excluding currency, of approximately 10% to 12% compared to our adjusted diluted EPS of $4.42 in 2015.

We expect our currency-neutral adjusted diluted EPS growth in 2016 to be skewed towards the second half of the year, and the fourth quarter in particular.

(SLIDE 5.)

The 15 cent moderation in the currency impact on our guidance reflects the depreciation of the U.S. Dollar against a number of our key currencies since we last provided guidance in mid-February. As shown on this slide, the Indonesian Rupiah, Japanese Yen and Russian Ruble were the principal drivers of the variance.

(SLIDE 6.)

Let me now review our first-quarter results, which, as expected, were heavily impacted by a difficult comparison versus our exceptionally strong first-quarter results in 2015 that masked otherwise solid performance.

Organic cigarette volume in the quarter declined by 1.4%, due mainly to the Asia Region -- principally Indonesia, Pakistan and the Philippines -- partly offset by the EU and LA&C Regions, as well as the favorable estimated impact of the leap year. As a reminder, our organic cigarette volume grew by 1.4% in the first quarter of 2015.

Our cigarette volume benefited from the strong performance of our international brands, with the top seven, including premium-priced Marlboro and above-premium Parliament, all growing.

For the full year, we continue to forecast a decline in our organic cigarette volume of 1.0% to 1.5%. This compares favorably to our forecast of a cigarette industry volume decline, excluding China and the U.S., of 2.0% to 2.5%.

(SLIDE 7.)

On a currency-neutral basis, we recorded modest net revenue and adjusted diluted EPS growth in the quarter, while adjusted OCI declined slightly.

As seen on this slide, our financial results faced particularly difficult comparisons in the quarter. The comparisons were challenging across all Regions, even Asia, following the first-quarter 2015 gain in Korea related to inventories built ahead of the January 2015 excise tax increase.

(SLIDE 8.)

We recorded a pricing variance of $272 million in the first quarter, driven by the EU, EEMA and LA&C Regions. Importantly, our pricing variance was slightly positive in the Asia Region, despite the unfavorable comparison related to the gain in Korea last year.

During the quarter, we announced or implemented price increases in a number of markets, notably Argentina, Germany, Indonesia and Russia, as well as others shown on this slide.

For the full year, we continue to anticipate a pricing variance of around 6% of our 2015 net revenues.

(SLIDE 9.)

Our cigarette market share, excluding China and the U.S., declined slightly in the first quarter, due mainly to the Asia Region, notably Indonesia and Japan, partly offset by the EU and LA&C Regions.

Marlboro's market share was stable, on the same basis, with strong growth in the Asia, EU and LA&C Regions, offset by a decline in the EEMA Region, due largely to North Africa.

(SLIDE 10.)

Let me now discuss our Regional results, beginning with the EU, where first-quarter cigarette industry volume increased by 0.6%. This strong industry performance continues to reflect improving economies, notably in Southern Europe, a decline in illicit trade, less out-switching to the fine cut category and a lower prevalence of e-vapor products. We also attribute some of the growth to the estimated favorable impact of immigration in select geographies.

Our positive momentum continued in the quarter, with Regional cigarette share increasing by 0.6 points to 38.7%. Marlboro, L&M and Chesterfield -- the top-three selling industry cigarette brands in the Region -- all grew share in the quarter, underscoring the broad strength of our portfolio.

(SLIDE 11.)

We are progressing well with the commercialization of iQOS in the EU Region.

In Switzerland, iQOS is currently present in six key cities, representing approximately one-third of total cigarette industry volume. During the last week of March, we reached a HeatStick offtake share of 0.8% in the launch area -- the highest level since the launch last August. At 1.9%, HeatStick offtake share was even higher in the French-speaking part of the launch area, where we have concentrated the majority of our support thus far.

In Italy, HeatStick offtake share has been stable at around 0.2% in the expansion area covering Bologna, Milan, Modena, Rome and Turin. We recently launched the latest version of the iQOS device and are re-focusing our marketing approach and touch-points to increase the effectiveness of our engagement. This includes the roll-out of iQOS Embassies, which leverage the iQOS Flagship Store concept that we have successfully deployed in Japan.

(SLIDE 12.)

Turning to the EEMA Region, we faced particularly difficult comparisons this year following currency-neutral net revenue and adjusted OCI growth of 14.1% and 24.3%, respectively, in the first quarter of 2015.

We also faced challenges in some of our key EEMA markets. In Ukraine, the overall economic and geopolitical uncertainty contributed to a very competitive pricing environment, which began in late 2015 and is now starting to improve. In Algeria, sizable excise tax-driven retail price increases over the past year of approximately 21%, on an industry weighted-average basis, put pressure on Marlboro share, though this was partly offset by the strong performance of L&M.

We expect better performance in these markets as the year unfolds, and remain confident in the outlook for the Region this year.

(SLIDE 13.)

In Russia, cigarette industry volume declined by 6.0% in the quarter, a resilient performance given the significant retail price increases over the past year of approximately 23% on an industry weighted-average basis. For the full year, we maintain our forecast for a cigarette industry volume decline of around 9%.

Our market share declined by 0.2 points to 27.8% in the February quarter-to-date period, which we attribute mainly to price increases for some of our products that reached adult smokers sooner than competitors' price increases. The downtrading in our portfolio from the medium to lower price segments was consistent with the broader industry trend.

Our strong pricing resulted in another quarter of solid double-digit currency-neutral OCI growth, and we are targeting similar growth for the full year on the same basis.

(SLIDE 14.)

In Turkey, cigarette industry volume grew by 11.7% in the first quarter, as the industry continued to benefit from a significant reduction in illicit trade.

Our February quarter-to-date market share increased by 0.6 points to 43.9%, driven by the continued strength of Marlboro, which grew by 1.1 points to 10.0%.

Currency-neutral OCI growth in the quarter was exceptional and benefited from our January price increases, as well as higher cigarette volume driven by the growth in both industry volume and market share.

(SLIDE 15.)

Moving to the Asia Region, our financial results were similarly impacted by a difficult comparison, due principally to the gain in Korea that I mentioned earlier.

Beyond this distortion, there were a number of positive developments in the quarter. Notably, Marlboro's Regional cigarette market share and volume increased by 0.5 points and 5.1%, respectively.

In Australia, the super-low price segment is showing signs of stabilization and March price increases for cigarette brands in this segment were above the excise tax pass-on. Importantly, we grew our share in the quarter by 1.1 points to 36.4%, driven by Bond Street and choice.

In the Philippines, price gaps were stable throughout the quarter and represented a significant narrowing compared to the first quarter of 2015. The narrowed price gaps between Marlboro and lower-priced brands continue to support our strong overall share, which increased by 1.4 points to 73.6%.

Let me now cover some specific Asia Region markets in more detail.

(SLIDE 16.)

In Indonesia, cigarette industry volume declined by 5.9% in the first quarter, due mainly to the soft economy and the impact of industry weighted-average price increases of around 11% in the quarter, which exceeded the inflation rate of around 4%. The decline also reflects a difficult comparison versus the first quarter of 2015, in which cigarette industry volume grew by 6.0%.

Our market share declined by 1.3 points to 34.1%, due primarily to share loss in the machine-made kretek segment, reflecting the growth of competitors' "plus-4 cigarette" offers -- value propositions with four extra cigarettes per pack. The decline was partly offset by our favorable performance in the hand-rolled kretek segment, where we solidified our leadership position and grew segment share. We expect our share loss this quarter to be a temporary phenomenon, as we have a number of initiatives in place to restore growth, particularly in the machine-made kretek segment.

For the full year, we forecast a cigarette industry volume decline of 1% to 2%, and are targeting double-digit currency-neutral OCI growth.

(SLIDE 17.)

In Japan, cigarette industry volume increased by 2.3% in the first quarter, driven by estimated retail trade inventory movements and adult smoker purchases ahead of price increases for select competitor brands effective April 1st.

Excluding these favorable inventory movements, we estimate that cigarette industry volume was essentially flat.

Our cigarette market share declined by 1.6 points, due to inventory movements, competitors' offerings in the differentiated menthol taste segment and cannibalization by HeatSticks. We continue to invest behind a pipeline of innovations for our cigarette brand portfolio, including the national roll-out of Parliament Crystal Blast in March.

As you may be aware, last week we submitted an application to the Ministry of Finance for approval to increase the prices of nearly all Lark variants and some Parliament variants by 10 Yen per pack effective August 1st. These variants represent approximately 45% of our cigarette volume in Japan.

(SLIDE 18.)

We are very excited by the performance of iQOS in Japan. As seen on this chart, weekly HeatStick offtake share increased steadily through the end of the first quarter, reaching 2.4% in the Expansion Area and 3.4% in Tokyo during the last week of March. On a quarterly basis, we recorded a HeatStick offtake share of 1.8% in the Expansion Area and estimate that this equates to a first-quarter national market share of approximately 0.8%.

The positive HeatStick offtake share momentum is a clear indicator that iQOS is resonating with Japanese adult smokers. Importantly, we are seeing a steady increase in the proportion of iQOS purchasers who have predominantly or fully converted to it, reaching approximately 60% in February.

In addition, I am pleased to confirm that yesterday we commenced the full expansion of iQOS nationally.

(SLIDE 19.)

Let me conclude my comments on Regional performance with the LA&C Region, where our cigarette volume increased by 2.4% in the quarter, driven principally by Mexico, partly offset by Argentina. Regional market share increased by 1.1 points to 39.3%, reflecting growth in the majority of our key markets. Marlboro had a very strong quarter, with share up by 1.2 points and volume growth of 8.5%.

Our strong net revenue and adjusted OCI growth rates, excluding currency, were driven mainly by pricing in Argentina and Canada.

(SLIDE 20.)

In conclusion, our first-quarter results were in line with our expectations, with year-on-year performance adversely impacted by a difficult comparison with the first quarter of 2015. Nevertheless, the underlying fundamentals of our business continue to be strong.

We are making exciting progress with the commercialization of iQOS, which is demonstrated, in particular, by the steady weekly growth in HeatStick offtake share in Japan. Importantly, our iQOS conversion model is clearly working.

We remain focused on generating strong free cash flow and continue to forecast full-year 2016 free cash flow broadly in line with last year’s level.

The outlook for 2016 remains strong. To reflect currency movements, we are raising our 2016 reported diluted EPS guidance, which, on a currency-neutral basis, continues to reflect a growth rate of approximately 10% to 12% versus 2015 adjusted diluted EPS of $4.42.

(SLIDE 21.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.